UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2020

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On November 12, 2020, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant Bio”), Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant Bio (“Merger Sub”), Urovant Sciences Ltd., an exempted limited company incorporated under the laws of Bermuda (“Urovant”), and, solely with respect to Section 9.13 of the Merger Agreement, Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into Urovant (the “Merger”), with Urovant continuing as the surviving company in the Merger and a wholly-owned subsidiary of Sumitovant Bio (the “Surviving Company”).

In connection with the merger, and subject to the description below, holders of Urovant’s common shares will be entitled to receive $16.25 per share, without interest (the “Per Share Merger Consideration”). The merger consideration represents equity value of approximately $584 million and enterprise value of approximately $681 million, after accounting for Urovant’s debt of approximately $210 million and cash of approximately $112 million.

A Special Committee of the Board of Directors of Urovant comprised of members not affiliated with Sumitovant (the “Special Committee”), determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Urovant and its shareholders not affiliated with Sumitovant, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, determined that the Per Share Merger Consideration is fair, and recommended that Urovant’s shareholders approve the Merger Agreement and the transactions contemplated thereby.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of Urovant’s common stock, par value US$0.000037453 per share (the “Common Shares”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below), Parent Owned Shares (as defined below) and Dissenting Shares (as defined below)) will automatically cease to exist, and each holder of a Common Share will cease to have any rights with respect thereto, except for the right to receive the Per Share Merger Consideration; (ii) any Common Share owned by Urovant as a treasury share and any Common Share owned directly by any direct or indirect wholly owned subsidiary of Urovant (each, an “Excluded Share”), in each case as of immediately prior to the Effective Time, will be canceled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor; (iii) each Common Share that is owned directly by Sumitovant Bio as of immediately prior to the Effective Time (each, a “Parent Owned Share”) will remain outstanding and will constitute a common share of the Surviving Company; and (iv) each common share, par value $0.000037453 per share, of Merger Sub (each a “Merger Sub Common Share”) issued and outstanding immediately prior to the Effective Time will remain outstanding and will constitute a common share of the Surviving Company.

In addition, immediately prior to the Effective Time, (i) each option to purchase Common Shares that is outstanding and unexercised, whether vested or unvested, that has an exercise price per Common Share that is less than the Per Share Merger Consideration will be canceled and converted into the right to receive the Per Share Merger Consideration, net of the applicable exercise price, (ii) each option to purchase Common Shares that is outstanding and unexercised, whether vested or unvested, that has an exercise price per Common Share that is equal to or greater than the Per Share Merger Consideration will be canceled without payment, (iii) each right to receive the appreciation on Common Shares (a “SAR”) that is outstanding and unexercised, whether vested or unvested, that has a strike price per Common Share that is less than the Per Share Merger Consideration will be canceled and converted into the right to receive the Per Share Merger Consideration, net of the applicable strike price, (iv) each SAR that is outstanding and unexercised, whether vested or unvested, that has an exercise price per Common Share that is equal to or greater than the Per Share Merger Consideration will be canceled without payment, and (v) each then-outstanding time-based restricted share of Urovant and each Common Share granted by Urovant that is subject to a restriction on transfer that lapses at the end of a specified period or periods (whether vested or unvested) that has not been settled in Common Shares prior to the Effective Time will be canceled and the holder thereof will have the right to receive a single lump sum cash payment, without interest, equal to the Per Share Merger Consideration, less any applicable withholding for taxes. Completion of the Merger is subject to the satisfaction of several customary conditions, including: (i) adoption of the Merger Agreement by the requisite vote of Urovant’s stockholders, including, without limitation, the approval of holders of a majority of the outstanding Common Shares that are not held by Sumitovant Bio or its affiliates (the “Minority Shareholder Approval”), (ii) the absence of any law, injunction, judgment or other legal restraint that prohibits the consummation of the Merger, (iii) the accuracy of each party’s representations and warranties (subject to certain qualifications), (iv) each party’s performance in all material respects of its obligations contained in the Merger Agreement and (v) the absence of a material adverse effect on Urovant.

Sumitovant Bio and Urovant have made customary representations, warranties and covenants in the Merger Agreement, including covenants: (i) in the case of Urovant, to cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the clearance of a proxy statement and the Schedule 13E-3 in connection with the Merger by the U.S. Securities and Exchange Commission (the “SEC”) for the purpose of voting on the adoption of the Merger Agreement and (ii) to use its reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective as promptly as practicable the Merger. Urovant has agreed to conduct its business in the ordinary course consistent with past practice, including not taking certain specified actions, prior to the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

In addition, Urovant has agreed not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative proposal (an “Inquiry”); (ii) furnish or cause to be furnished to any person or group any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an alternative proposal; (iii) enter into, continue or maintain discussions or negotiations with any person (other than Sumitovant Bio, Merger Sub and their respective affiliates) with respect to an Inquiry or an alternative proposal (subject to certain exceptions); (iv) approve, agree to, accept, endorse or recommend any alternative proposal; (v) submit to a vote of its shareholders any alternative proposal; (vi) change the recommendation that the Urovant shareholders adopt and approve the Merger Agreement and the transactions contemplated hereby, including the Merger; or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an alternative proposal. However, subject to the satisfaction of certain conditions, Urovant and the Special Committee are permitted to take certain actions which may, as more fully described in the Merger Agreement, include, prior to adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the requisite vote of Urovant’s shareholders, changing the Special Committee’s recommendation or terminating the Merger Agreement following receipt of a superior proposal, if the Special Committee has determined in good faith after consultation with its outside legal counsel that failure to do so would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable law. In addition, the Special Committee is permitted to change its recommendation, for reasons not related to the receipt of a superior proposal, if an intervening event occurs and the Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for each of Sumitovant Bio and Urovant and further provides that, upon termination of the Merger Agreement, under specified circumstances, Urovant may be required to pay Sumitovant Bio a termination fee of $13.62 million.

The Merger Agreement has also been unanimously adopted by the board of directors of Sumitovant Bio.

Voting Agreement

On November 12, 2020, Sumitovant Bio and Urovant entered into a Voting and Support Agreement (the “Voting Agreement”) whereby Sumitovant Bio has agreed, among other things, that at any meeting of the shareholders of Urovant or in connection with any written consent of the shareholders of Urovant, Sumitovant Bio will appear at such meeting or cause its Common Shares to be counted as present at such meeting for purposes of establishing a quorum and, so long as Sumitovant Bio is not prohibited from doing so by applicable law or a contractual obligation with the Company, vote or consent in favor of the Merger and the adoption of the Merger Agreement.

The foregoing description of the Merger, the Merger Agreement, and the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference, and the Voting Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Each of the Merger Agreement and the Voting Agreement has been incorporated herein by reference to provide information regarding the terms of the Merger Agreement and the Voting Agreement and each is not intended to modify or supplement any factual disclosures about Urovant, Sumitovant Bio or Merger Sub in any public reports filed with the SEC by Urovant or Sumitovant Bio. In particular, the assertions embodied in the representations, warranties and covenants contained in the Merger Agreement and the Voting Agreement were made only for purposes of the Merger Agreement or Voting Agreement, as applicable, were solely for the benefit of the parties to the Merger Agreement or Voting Agreement, as applicable, and may be subject to limitations agreed upon by the contracting parties, including being qualified by information in confidential disclosure letters provided by Urovant to Sumitovant Bio in connection with the signing of the Merger Agreement. These disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement and the Voting Agreement were used for the purpose of allocating risk between Urovant, Sumitovant Bio and Merger Sub, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement and Voting Agreement may not constitute the actual state of facts with respect to Urovant, Sumitovant Bio or Merger Sub. The representations and warranties set forth in the Merger Agreement and Voting Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. Therefore, each of the Merger Agreement and the Voting Agreement is included with this Current Report on Form 8-K only to provide investors with information regarding the terms of the Merger Agreement or Voting Agreement, as applicable, and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 7.01. Regulation FD Disclosure.

On November 12, 2020, Urovant and Sumitovant Bio issued a joint press release announcing the entry into the Merger Agreement, and Urovant issued a press release announcing the same. Copies of these press releases are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

The information furnished pursuant to this Item 7.01 (including Exhibits 99.1 and 99.2 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 12, 2020, among Urovant Sciences Ltd., Sumitovant Biopharma Ltd., and Merger Sub.

10.1	Voting and Support Agreement, dated as of November 12, 2020, between Urovant Sciences Ltd. and Sumitovant Biopharma Ltd.

99.1	Joint Press Release issued November 12, 2020.

99.2	Press Release issued November 12, 2020.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Urovant and Sumitovant Bio. Urovant intends to file with the SEC relevant materials, including a proxy statement on Schedule 14A in connection with the proposed transaction with Sumitovant Bio, and Urovant and certain other persons, including Sumitovant Bio, intend to file a Schedule 13E-3 transaction statement with the SEC. The definitive proxy statement and Schedule 13E-3 transaction statement will be sent or given to the shareholders of Urovant and will contain important information about the proposed transaction and related matters. UROVANT’S SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 TRANSACTION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, Schedule 13E-3 and other relevant materials (when they become available), and any other documents filed by Urovant with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, securityholders of Urovant will be able to obtain free copies of the proxy statement and Schedule 13E-3 through the Investor Relations page of Urovant’s website, www.urovant.com, or by contacting Urovant’s Investor Relations Department by mail at Attention: Investor Relations, 5281 California Ave, Suite #100, Irvine, CA 92617, or by telephone at (949) 769-2706.

Participants in the Solicitation

Urovant, its directors, executive officers and other members of management and certain other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed Merger. Information about Urovant’s directors and executive officers is included in Urovant’s Annual Report on Form 10-K for the year ended March 31, 2020 filed with the SEC on June 19, 2020, and the proxy statement for Urovant’s annual meeting of shareholders for 2020, filed with the SEC on July 27, 2020. Additional information regarding these persons and their interests in the Merger will be included in the proxy statement and Schedule 13E-3 relating to the proposed Merger when they are filed with the SEC. These documents, when available, can be obtained free of charge from the sources indicated above. This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROVANT SCIENCES LTD.
Dated: November 12, 2020
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer